Exhibit 99.2

SOUTHERN OIL
BALANCE SHEET
(in thousands)
June 30, 2019
(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,185
Receivables	7,536
Prepaid assets	1,257
Other current assets	636
Total current assets	38,614
Oil and gas properties, net	71,861
Other property and equipment, net	189
Other assets	50
Total assets	$110,714

Liabilities and members’ equity
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$7,344
Asset retirement obligation - current portion	1,420
Total current liabilities	8,764
Asset retirement obligation - long-term portion	9,840
Deferred taxes	5,867
Other liabilities	81
Total liabilities	24,552
Members’ equity	86,162
Total liabilities and members’ equity	$110,714

SOUTHERN OIL
STATEMENT OF EARNINGS AND MEMBERS’ EQUITY
(in thousands)
First Six Months 2019
(Unaudited)
Revenues
Oil and gas	$39,927
Cost and expenses
Oil and gas production costs	9,822
Selling, general and administrative	3,051
Depreciation, depletion and amortization	9,804
22,677
Other income (expenses)
Interest expense	(9)
Earnings before income taxes	17,241
Income tax expense	4,215
Net earnings	$13,026

Members’ equity - beginning	73,136
Contributions	-
Members’ equity - ending	$86,162

SOUTHERN OIL
STATEMENT OF CASH FLOWS
(in thousands)
First Six Months
2019
(Unaudited)
Operating activities
Net earnings	$13,026
Adjustments to reconcile net earnings to operating cash flows:
Depreciation, depletion and amortization	9,804
Provision for deferred income taxes	1,002
Mark to market of hedge position	1,003
Non-cash expenses	238
Changes in receivables and inventories	(734)
Changes in other assets	(824)
Changes in accounts payable and accrued expenses	211
Net cash provided by operating activities	23,726
Investing activities
Capital expenditures	(5,084)
Net cash (used in) investing activities	(5,084)
Decrease in cash, cash equivalents and restricted cash	18,642
Cash, cash equivalents and restricted cash at beginning of year	10,593
Cash, cash equivalents and restricted cash at end of second quarter	$29,235